Exhibit 23.2

[LETTERHEAD OF PWC]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Popular, Inc. of our report dated March 2, 2020 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Popular, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Mayo 12, 2020